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                     September 14, 2022

       Brent Whittington
       Chief Financial Officer
       MDH Acquisition Corp.
       600 N. Carroll Ave, Suite 100
       Southlake, TX 76092

                                                        Re: MDH Acquisition
Corp.
                                                            Form 10-K for the
year ended December 31, 2021
                                                            Filed April 5, 2022
                                                            File No. 001-39967

       Dear Mr. Whittington:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction